Richmont Mines Inc.

1 Place-Ville-Marie
Suite 2130, Montreal, QC
H3B 2C6 CANADA

Tel: (514) 397-1410
Fax: (514) 397-8620
www.richmont-mines.com

NEWS RELEASE

PRIVATE PLACEMENT

MONTREAL, December 30, 2004 - Richmont Mines announces the closing of an additional Private Placement with Northern Precious Metals 2004 Limited Partnership by the issuance of 35,000 Flow-Through shares for gross proceeds of CAN$245,000. Proceeds will be used for exploration work in 2005, mainly on the Island Gold property, located near Dubreuilville in Ontario.

These securities have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any U.S. state securities laws and, unless so registered, may not be offered or sold within the United States to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Disclosure regarding forward-looking statements
This news release contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-US exchange rate, grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed from time to time in Richmont Mines Inc.'s periodic reports.

For more information, contact:

Martin Rivard	Telephone: (514) 397-1410
Executive Vice President	Fax: (514) 397-8620

Trading symbol: RIC	Listings: TSX - Amex

Web site: www.richmont-mines.com